Exhibit 4.3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2008
SMART MOVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32951 (Commission File Number)	54-2189769 (I.R.S. Employer Identification No.)
5990 Greenwood Plaza Blvd. #390
Greenwood Village, CO 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 488-0204
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant
Previous Independent Registered Public Accounting Firm
i.	On April 30, 2008, Smart Move, Inc. (the “Registrant”) dismissed Anton Collins Mitchell, LLP (ACM) as the Registrant’s independent registered public accounting firm.

ii.	ACM conducted the Registrant’s audits as of and for the years ended December 31, 2007 and December 31, 2006. ACM’s reports on those audits did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the addition in ACM’s report on its audit for the year ended December 31, 2007, of an explanatory paragraph expressing substantial doubt about the Registrant’s ability to continue as a going concern.

iii.	The Audit Committee of the Registrant’s Board of Directors made the determination to dismiss ACM by a resolution of the Committee.

iv.	During the audited fiscal years ended December 31, 2007 and December 31, 2006 and the subsequent interim period through the dismissal date, there were no disagreements with ACM on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ACM, would have caused ACM to make reference to the subject matter of the disagreement in its reports on the Registrant’s financial statements for such periods.
v.	There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(iv)) during the years ended December 31, 2007 and 2006 or the subsequent interim period through April 30, 2008, except that ACM reported in a letter to the Registrant’s audit committee, dated March 28, 2008, that it had identified or been made aware of deficiencies called to its attention by the Company that existed in the design or operation of the Company’s internal controls that it considered to be a “significant deficiency” in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and that it had identified a “material weakness” in internal controls. ACM, through the previously mentioned letter, also informed the audit committee of the board of directors that the significant deficiency and material weakness identified had been disclosed by the Company in its Form 10-KSB for the year ended December 31, 2007. The Registrant also disclosed the identified significant deficiency and material weakness to the Registrant’s audit committee and board of directors, and has authorized ACM to respond fully to any inquiries by GHP Horwath, P.C. regarding the identified significant deficiency and material weakness in internal controls.
2. New Independent Registered Public Accounting Firm
The Registrant has engaged GHP Horwath, P.C. of Denver, Colorado as its independent registered public accounting firm to provide the requisite audit services for the Registrant. This firm commenced its engagement effective April 30, 2008 as requested and approved by the Audit Committee of the Registrant’s Board of Directors. At the time of reporting there has been no need to consult the new independent auditor on any matters relating to Item 304 (2)(i) of Regulation S-K or any events as defined in paragraph (A) through (D) of Item 304 (2)(ii) of Regulation S-K. The registrant did not consult with GHP Horwath, P.C. at any time prior to the engagement.
3. Letter Requested by Registrant
The Registrant has requested that ACM furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements included in Item 4.01 of this Form 8-K. A copy of such letter, dated April 30, 2008 is filed herewith as Exhibit 16.1. No conditions in paragraphs (b)(1) through (b)(3) of Item 304 of Regulation S-K exist on which to report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit 16.1	Letter addressed to the Commission from ACM in connection with the disclosure under Item 4.01 of this report.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART MOVE, INC.
	By:	/s/ Edward Johnson
Date: May 1, 2008		Edward Johnson
Chief Financial Officer

Exhibit 16.1
April 30, 2008
U.S. Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We have read items i, ii, iv and v of Item 4.01 included in the Form 8-K of Smart Move, Inc. dated April 30, 2008 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.
Very truly yours,
/s/ Anton Collins Mitchell LLP
Denver, Colorado